Exhibit 5.1

August 14, 2018

Co-Diagnostics, Inc.

2401 S. Foothill Dr.

Salt Lake City, Utah 84109

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Co-Diagnostics, Inc., a Utah corporation (the “Company”), in connection with the filing of a registration statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the offer and sale by the Company, from time to time pursuant to Rule 415 under the Securities Act, of (i) common stock, $0.0001 par value per share, of the Company (the “Common Stock”); (ii) preferred stock, $0.0001 par value per share, of the Company (the “Preferred Stock” and, collectively with the Common Stock, the “Company Stock”); (iii) warrants to purchase Common Stock or Preferred Stock (the “Warrants”); and (iv) units consisting of any combination of Common Stock, Preferred Stock or Warrants (the “Units”), having an aggregate initial public offering price not to exceed $25,000,000, in each case on terms to be determined at the time of offering by the Company. The Company Stock, Warrants and Units are collectively referred to herein as the “Securities.” The Securities will be offered in amounts, at prices and on terms to be set forth in supplements (each, a “Prospectus Supplement”) to the prospectus (the “Prospectus”) contained in the Registration Statement.

In connection with the foregoing, we have examined originals or copies of such corporate records of the Company, certificates and other communications of public officials, certificates of officers of the Company and such other documents as we have deemed relevant or necessary for the purpose of rendering the opinions expressed herein. As to questions of fact material to those opinions, we have, to the extent we deemed appropriate, relied on certificates of officers of the Company and on certificates and other communications of public officials. We have assumed the genuineness of all signatures on, and the authenticity of, all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as copies thereof, the due authorization, execution and delivery by the parties thereto other than the Company of all documents examined by us, and the legal capacity of each individual who signed any of those documents. In addition, we have assumed that:

(a) The Articles of Incorporation and Bylaws of the Company, each as amended through the date hereof, will not have been further amended in any manner that would affect any legal conclusion set forth herein and any Certificate of Designations Rights and Preferences in respect of any series of Preferred Stock will be in conformity therewith and with applicable law.

(b) The Company will be validly existing and in good standing under the laws of the State of Utah as of the date that any Securities are offered or sold;

(c) The consideration paid for any shares of Company Stock will comply with the Utah Revised Business Corporation Act (the “URBCA”) or any successor provision;

(d) The Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective under the Securities Act and such effectiveness will not have been terminated or rescinded;

(e) A Prospectus Supplement will have been prepared and filed with the Securities and Exchange Commission (the “Commission”) describing the Securities offered thereby;

(f) All Securities will be offered and sold in compliance with applicable federal and state securities or “blue sky” laws and in the manner specified in the Registration Statement and applicable Prospectus Supplement;

(g) With respect to Securities to be offered through an agent, underwriter or dealer or to or through a market maker, the form, terms and conditions of a definitive purchase, placement, agency, underwriting or similar agreement with respect to such Securities or, with respect to Securities to be sold by the Company directly to investors in privately negotiated transactions, the form, terms and conditions of a definitive purchase agreement with respect to such Securities (such agreement with respect to any offering of Securities, the “Definitive Agreement”), will have been duly authorized and validly executed and delivered by the Company and the other parties thereto;

(h) In the case of Common Stock, the Board of Directors of the Company will have taken all necessary corporate action to approve the issuance of the Common Stock, and the issuance of such shares of Common Stock will not violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and will comply with any requirements or restrictions imposed by any court or governmental body having jurisdiction over the Company;

(i) In the case of Preferred Stock of any series, the Board of Directors of the Company will have taken all necessary corporate action to approve the issuance of the Preferred Stock of such series and to designate and establish the terms of such series, will have caused an appropriate Certificate of Designations, Rights and Preferences or amendment to the Certification of Incorporation of the Company (after obtaining all required stockholder approvals) with respect to such series of Preferred Stock to be prepared and filed with the Secretary of State of the State of Utah, and the issuance of the Preferred Stock and the terms of such series of Preferred Stock will not violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and will comply with any requirements or restrictions imposed by any court or governmental body having jurisdiction over the Company;

(j) In the case of Warrants, (i) the Board of Directors of the Company will have taken all necessary corporate action to authorize the creation of and the terms of such Warrants and the issuance of the Securities to be issued upon exercise of such Warrants and to approve any warrant agreement relating thereto (the “Warrant Agreement”); (ii) such Warrant Agreement will have been duly executed and delivered by the Company and the warrant agent thereunder, if any, appointed by the Company; (iii) each person signing the Warrant Agreement will have the legal capacity and authority to do so; (iv) neither such Warrants nor such Warrant Agreement will include any provision that is unenforceable, that violates any applicable law or results in a default under or breach of any agreement or instrument binding upon the Company; (v) such Warrants or certificates representing such Warrants will have been duly executed, countersigned, registered and delivered in accordance with the provisions of such Warrant Agreement; and (vi) the issuance and sale of the Warrants will not violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and will comply with any requirements or restrictions imposed by any court or governmental body having jurisdiction over the Company;

(k) In the case of Units, (i) the Board of Directors of the Company will have taken all necessary corporate action to authorize the creation of and the terms of such Units and the issuance of the Company Stock or Warrants comprising such Units and to approve any unit agreement relating thereto (the “Unit Agreement”); (ii) such Unit Agreement will have been duly executed and delivered by the Company and the unit agent thereunder, if any, appointed by the Company; (iii) each person signing the Unit Agreement will have the legal capacity and authority to do so; (iv) none of the Units, the Company Stock or Warrants comprising such Units, such Unit Agreement nor any applicable Definitive Agreement will include any provision that is unenforceable, that violates any applicable law or results in a default under or breach of any agreement or instrument binding upon the Company; (v) such Units or certificates representing such Units, if any, will have been duly executed, countersigned, registered and delivered in accordance with the provisions of such Unit Agreement; and (vi) the issuance and sale of the Units will not violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and will comply with any requirements or restrictions imposed by any court or governmental body having jurisdiction over the Company;

(l) Certificates representing shares of Company Stock will have been duly executed, countersigned, registered and delivered, or if uncertificated, valid book-entry notations will have been made in the share register by the Company, in each case in accordance with the provisions of the Company’s Articles of Incorporation and Bylaws, each as amended and then in effect;

(m) There will be sufficient Common Stock or Preferred Stock authorized under the Company’s Articles of Incorporation as amended and then in effect and not otherwise issued or reserved for issuance;

(n) The purchase price for Company Stock payable to the Company or, if such shares are issuable upon conversion, exchange, redemption or exercise of other Securities, the consideration payable to the Company for such conversion, exchange, redemption or exercise will not be less than the par value of such shares, and will not be less than the purchase price determined by the Company’s Board of Directors;

(o) The purchase price for Preferred Stock payable to the Company or, if such shares are issuable upon conversion, exchange, redemption or exercise of other Securities, the consideration payable to the Company for such conversion, exchange, redemption or exercise will not be less than the par value of such shares, will not be less than the purchase price determined by the Company’s Board of Directors and will not be less than the amount determined by the Company’s Board of Directors to constitute the stated capital applicable to such shares; and

(p) Any Securities issuable upon conversion, exchange or exercise of any Securities being offered will have been duly authorized, created and, if appropriate, reserved for issuance upon such conversion, exchange or exercise.

Based upon the foregoing, and having due regard for such legal considerations as we deem relevant, we are of the opinion that:

1. With respect to the Company Stock, when the Company Stock has been issued and delivered either (i) in accordance with the terms of the applicable Definitive Agreement, upon payment of the consideration therefor provided therein or (ii) upon conversion, exchange or exercise of any Security, in accordance with the terms of such Security or the instrument governing such Security providing for such conversion, exchange or exercise, including payment of the consideration therefor provided therein, the Company Stock will be validly issued, fully paid and nonassessable.

2. With respect to the Warrants, when the Warrants have been duly executed and countersigned in accordance with the Warrant Agreement and issued and delivered in accordance with the terms of the applicable Definitive Agreement upon payment of the consideration therefor provided therein, such Warrants will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

3. With respect to the Units, when the Units have been duly executed and countersigned in accordance with the Unit Agreement and issued and delivered in accordance with the terms of the applicable Definitive Agreement upon payment of the consideration therefor provided therein, such Units will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

We express no opinion concerning (a) any provision that relates to severability or separability or purports to require that all amendments, supplements or waivers to be in writing; or (b) the enforceability of indemnification or exculpation provisions to the extent they purport to relate to liabilities resulting from or based upon negligence, misconduct or any violation of federal or state securities or blue sky laws. In addition, our opinions in paragraphs 2, 3 and 4 above are subject to: (a) the effect of bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors; (b) constitution and public policy limitations and the effect of general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether enforcement is considered in a proceeding in equity or at law, and the discretion of the court before which any proceeding therefore may be brought; (c) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of, or contribution to, a party with respect to a liability where such indemnification or contribution is contrary to public policy; (d) the rights or remedies available to any party for violations or breaches of any provisions of the Warrants and Units, as applicable, that are immaterial or the enforcement of which would be unreasonable under the then existing circumstances, (e) the rights or remedies available to any party for material violations or breaches that are the proximate result of actions taken by any party to the Warrants and Units, as applicable, other than the party against whom enforcement is sought, which actions such other party is not entitled to take pursuant to the Warrants and Units, as applicable, or that otherwise violate applicable laws, (f) the rights or remedies available to any party that takes discretionary action that is arbitrary, unreasonable or capricious, or is not taken in good faith or in a commercially reasonable manner, whether or not the Warrants and Units, as applicable, permit such action or (g) the effect of the exercise of judicial discretion, whether in a proceeding in equity or at law. In addition, we express no opinion as to any right to collect any payment to the extent that such payment constitutes a penalty, premium or forfeiture; whether the exercise of a remedy limits or precludes the exercise of another remedy; the enforceability of any governing law and forum selection provisions contained in any Warrant Agreement, Unit Agreement or Definitive Agreement; the effectiveness and enforceability of waivers of counterclaims, defenses, setoff, or statutory, regulatory or constitutional rights; any modification or waiver of rules of evidence, or any provision that purports to specify which party bears the burden of proof, for litigation or similar proceedings; waivers of broad or vague rights; waivers of commercial reasonableness or good faith and fair dealing; or the availability of the appointment of a receiver.

The opinions expressed herein are limited exclusively to the laws of the State of New York, and applicable provisions of the URBCA, in each case as currently in effect, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

This opinion letter has been prepared in accordance with the customary practice of lawyers who regularly give, and lawyers who regularly advise opinion recipients concerning, opinions of the type contained herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to this firm under the caption “Legal Matters” in the Prospectus. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, and the rules and regulations thereunder.

This opinion is rendered to you as of the date hereof and we assume no obligation to advise you or any person hereafter with regard to any change after the date hereof in the circumstances or the law that may bear on the matters set forth herein even though the change may affect the legal analysis or legal conclusion or other matters of law.

Very truly yours,

/s/ Carmel, Milazzo & DiChiara LLP